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                                                                    EXHIBIT 99.1





                                                           FOR IMMEDIATE RELEASE



            BERKSHIRE HILLS BANCORP, INC. ANNOUNCES STRATEGIC ACTIONS

        RELATED TO BERKSHIRE BANK'S SUB-PRIME INDIRECT AUTOMOBILE LOANS,

                REPOSSESSED AUTOMOBILES, AND INVESTMENT PORTFOLIO


    SALE OF SUB-PRIME INDIRECT AUTO LOANS TO CRESCENT BANK & TRUST COMPLETED

               REPOSSESSED VEHICLES BEING LIQUIDATED AT WHOLESALE

         RESTRUCTURE OF BERKSHIRE BANK'S INVESTMENT PORTFOLIO INITIATED

PITTSFIELD, MA, December 17, 2002 - Berkshire Hills Bancorp, Inc. (the "Company") (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), today announced three significant actions related to its long-term business strategy: the sale of nearly all of its portfolio of sub-prime indirect automobile loans to Crescent Bank & Trust; a decision to sell its repossessed auto inventory at wholesale; and a significant reduction in equities in the Bank's investment portfolio.

Following through on the Company's announcement of April 24, 2002 that the Bank intended to exit the sub-prime indirect auto loan business, the sale of $69.7 million of these loans, representing approximately 90% of that loan portfolio, was completed today. The sale and related charges are expected to result in an after-tax charge of approximately $7.3 million in the fourth quarter of 2002.

In a related decision, due in part to the national trend of oversupply of used vehicles, the Bank has begun to more aggressively liquidate its inventory of repossessed autos and has begun to sell such vehicles at wholesale. Previously, the Bank's practice was to sell its repossessed cars through a network of dealers. It is expected that the sale of its current inventory will result in an after-tax charge of approximately $1.0 million in the fourth quarter of 2002.

The Company also announced today that after a thorough review, it has begun the process of restructuring its investment portfolio. As a result, the Company expects to sell a significant portion of its equities this month which is expected to result in after-tax gains of approximately $9.5 million in the fourth quarter of 2002. Excluding Federal Home Loan Bank and Savings Bank Life Insurance stock, equities will now comprise less than 10% of its investment portfolio.

"Today's announcements represent important developments in our overall business strategy," said Michael P. Daly, President and CEO. "First, we recognize that sub-prime lending is a highly specialized business which does not fit into our strategic plans. The




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current rate  environment  makes the loan sale at this time a difficult  choice, but we believe it is the right decision for the long-term profitability of the Company and our effort to create value for our shareholders. We intend to stay active in the indirect auto loan business, as we have done successfully for the last 15 years, but will exit the sub-prime segment of that market.

"Second, with the current oversupply of used cars and the uncertain pricing environment, we believe a wholesale liquidation of our repossessed inventory is appropriate.

"Finally, in terms of our investment portfolio, while we had no immediate concerns, we felt the Bank was over-concentrated in equities. Our plan, to be carried out over time, will result in a more conventional allocation of investments which is designed to reduce the risks associated with volatile markets and strengthen our asset-liability management commensurate with our other core competencies.

"In our judgment, it makes good business sense to take these measures now so that we can concentrate on our revised business strategies and improve the performance of the Company. " Mr. Daly added, "Our objective is to balance the yields realized on quality earning assets with expense control to provide for more consistent earnings.

"We believe that these actions announced today combined with previously announced management changes and a measured approach to quality growth and attention to costs, will accelerate our program to enhance long-term shareholder value," Mr. Daly said.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with 11 branch offices serving communities throughout Berkshire County. The Bank is committed to continuing to operate as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to customers.

This press release may contain certain forward-looking statements with regard to the Company's perspective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions, and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies are inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Factors that could have a material adverse effect on the operations of


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the Company and its subsidiaries  include,  but are not limited to, the price of loans or other assets sold by the Bank in the future, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government; changes in the quality or composition of the loan and investment portfolios; changes in deposit flows, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.

Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements, to reflect events or circumstances that occur after the date on which such statements were made.

MEDIA AND INVESTOR CONTACT:
MICHAEL P. DALY
413-236-3194


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